2012 NEOLANE STOCK OPTION PLAN
for
The United States

TABLE OF CONTENTS
Page

1.	Introduction	1
2.	Purposes of the Plan	1
3.	Definitions	1
4.	Shares Subject to the Plan	4
5.	Administration of the Plan	4
	5.1 Procedure	4
	5.2 Powers of the Administrator	4
	5.3 Effect of Administrator’s Decision	5
6.	Limitations	5
7.	Options Exercise Price, Consideration, Grant Date and Term	6
8.	Exercise of Option	7
	8.1 Procedure for Exercise; Rights as a Shareholder	7
	8.2 Termination of the Holder’s Continuous Status as Beneficiary	7
	8.3 Disability of Holder	8
	8.4 Death of Holder	8
9.	Non-Transferability of Options	8
10.	Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale	8
	10.1 Changes in capitalization	8
	10.2 Dissolution or Liquidation	9
	10.3 Change of control, Merger or Asset Sale	9
11.	Amendment and Termination of the Plan	9
	11.1 Amendment and Termination	9
	11.2 Effect of amendment or termination	10
12.	Liability of Company	10
13.	Shareholders’ Approval	10
14.	Vesting	10
15.	Effective Date and Duration of Plan	10
16.	Compliance with Securities Laws	11
17.	Taxes; Withholding and Notice of Disqualifying Disposition	12
18.	Law, Jurisdiction and Language	12

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TABLE OF CONTENTS
(continued)

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NEOLANE
2012 STOCK OPTION PLAN

In accordance with the authorization granted by the combined extraordinary and ordinary general shareholders’ meeting of the December 30, 2011, the Board decided on the October, 1st, 2012 in conformity with the provisions of Articles L. 225-177 et. seq. of the French Commercial Code, to adopt the 2012 stock option plan of Neolane, the terms and conditions of which are set out below.

1.    INTRODUCTION

Neolane herewith establishes the 2012 Neolane Stock Option Plan (the “Plan”), which shall govern all granting of stock options in the United States , for the purpose of compliance with the requirements of Sections 422 and 409A of the Internal Revenue Code of the United States, as amended, and any related and applicable Code sections and interpretive regulations. The Plan was approved by the Board on October 1st, 2012 and has been approved by the stockholders of the Company within twelve months, for the benefit of the certain employees of the Company, its parent, subsidiaries and affiliate companies under the jurisdiction of the tax laws of the United States.

The Board has determined that it is desirable to establish the Plan, for the purposes of permitting the options to qualify for favorable local tax and social security treatment in the United States.

The terms of the Plan shall constitute the rules for employees residing in the United States for tax purposes. Furthermore, it is intended that the terms and conditions of the Plan qualify for the issuance of Incentive Stock Options under Code Section 422 and the interpretive treasury regulations. In the event there is a conflict as between French law and the Code as related to Options, the requirements of the Code shall prevail.

2.    PURPOSES OF THE PLAN
The purposes of the Plan are:

-	to attract and retain the best available personnel for positions of substantial responsibility with the Company and its Affiliated Companies;

-	to provide additional incentive to Beneficiaries; and

-	to promote the success of the Company’s business.

3.    DEFINITIONS

(a)
“10% Shareholder” means the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Related Company (after taking into account the attribution of stock ownership of Section 424(d) of the Code).

(b)	“Administrator” means the management board of the Company, or such party as the management board of the Company shall appoint, which shall administer the Plan in accordance with Section 4 of the Plan.

(c)
“Applicable U.S. Laws” means the legal requirements relating to the administration of stock option plans under state corporate and securities laws and the Code in force in the United States of America.

(d)
“Beneficiary” means the president and the members of the management board (président et membres du directoire), the general manager (directeur général) and the deputy general managers (directeurs généraux délégués) or, as the case may be, the president of the board of directors (président du conseil d’administration) of the Company as well as any individual employed by the Company or by any Affiliated Company under the terms and conditions of an employment contract, it being specified that a term of office of Director or director of an Affiliated Company (remunerated or not) shall not be deemed to constitute an employment relationship or be eligible for the grant of an Option.

(e)	“Board” means the management board of the Company.

(f)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(g)	“Company” means Neolane, a corporation organized under the laws of the Republic of France.

(h)
“Continuous Status as a Beneficiary” means as regards the president of the board of directors, the general manager, the deputy general manager or, as the case may be, the president and the members of the management board that the term of their office has not been terminated and, as regards an employee that the employment relationship between the Beneficiary and the Company or any Related Party is not terminated. Continuous Status as a Beneficiary shall not be considered terminated in the case of (i) any leave of absence having received a prior approval from the Company or requiring no prior approval under United States laws, or (ii) transfers between locations of the Company or between the Company or any Related Party or the contrary. Leaves of absence which must receive a prior approval from the Company for the non-termination of the Continuous Status as a Beneficiary shall include leaves of more than three (3) months for illnesses or conditions about which the employee has advance knowledge, military leave, or any other personal leave.

For purposes of U.S. Beneficiaries and Incentive Stock Options, none of the aforementioned leaves may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute contract or Company policies. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by a U.S. Beneficiary shall cease to be treated as an Incentive Stock Option and shall be treated for United States tax purposes as a Non-Statutory Stock Option.

(i)	“Date of Dismissal” means the date of the receipt by the employee of his or her dismissal letter.

(j)	“Date of Grant” means the date of the decision of the Board to value and grant the Options.

(k)
“Disability” means, with respect to United States residents, a disability that renders a Beneficiary unable to perform the essential functions of such person’s position with the Company or any Subsidiary as determined in his or her employment agreement, as the case may be, by the Board, with any dispute regarding the existence of such incapacity to be resolved by a physician selected by the Board and agreeable to the Beneficiary in his or her reasonable discretion or , if applicable, “permanent and total disability” as defined in Section 22(e)(3) of the Code.

(l)
“Disqualifying Disposition” is any disposition (including any sale) of such Shares before the later of (i) two (2) years after the date the employee was granted the Incentive Stock Option or (ii) one (1) year after the date the employee acquired Shares by exercising the Incentive Stock Option. If the employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

(m)	“employment” shall be defined in accordance with the provisions of Regulation Section 1.421-7(h) (or any successor regulations).

(n)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(o)	“Fair Market Value” shall mean the fair market value of a share of Common Stock, as determined by the Administrator, and to the extent required, as provided in Regulation 1.409A-1(b)(5)(iv).

This price settled for the subscription or purchase of share shall not be modified during the period in which the option may be exercised. However, if the Company makes one of the operations mentioned in article L 225-181 of French Commercial Code, it must take all necessary measures to protect Holder’s interests in the conditions provided for by article L 228-99 of the French Commercial Code. In case of issuance of securities granting the common stock access, as well as in case of company’s merger or scission, the Board may decide, for a limited period of time, to suspend the exercisability of the Options.

(p)	“Holder” means a Beneficiary who holds at least one outstanding Option.

(q)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(r)	“Law” means French Commercial Code. In the event there is a conflict as between French law and the Code as related to Options, the requirements of the Code shall prevail.

(s)	“Non-Statutory Stock Option” means an Option which does not qualify as an Incentive Stock Option.

(t)	“Notice of Grant” means a written notice evidencing certain terms and conditions of an individual Option grant. The Notice of Grant is part of the Option Agreement.

(u)
“Officer” means a U.S. Beneficiary designated by the Company, or a Parent or Subsidiary as hereinafter defined, as the case may be, as an officer (as defined in section 16 of the Exchange Act and its regulations)

(v)	“Option” means an option to purchase or subscribe Shares granted pursuant to the Plan.

(w)
“Option Agreement” means a written stock option agreement entered into between the Company and a HolderHolder evidencing the terms and conditions of an individual Stock Option grant. The Option Agreement includes the Notice of Grant, the Option terms and conditions and the Short Form Shareholder’ Agreement. The Option Agreement is subject to the terms and conditions of the Plan.

(x)	“Main Shareholders”means the following shareholders:

1.	Monsieur Stéphane DEHOCHE

2.	Monsieur Thomas BOUDALIER

3.	Monsieur Stéphane DIETRICH

4.	Monsieur Benoît GOURDON

5.	Monsieur Philippe FERDINAND

6.	Mr. Gilles QUERU

7.	AURIGA VENTURES II

8.	Poste Innovation 7

9.	Poste Innovation 10

10.	XAnge Capital

11.	Banque Postale Investissement PME

12.	Battery Ventures IX, L.P.

13.	Battery Investment Partners IX, LLC

14.	W Capital

(y)	“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(z)	“Plan” means this 2012 Stock Option Plan.

(aa)	“Regulations” means the regulations, including without limitation proposed regulations, promulgated by the Internal Revenue Service pursuant to the Code.

(ab)	“Related Party” means the Company, its Parent (if any) and any present or future
Subsidiaries of the Company.

(ac)	“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan or US Sub-Plan.

(ad)	“Rule 701” means Rule 701 under the Securities Act of 1933, as amended.

(ae)
“Securities”: the Shares and any securities (valeurs mobilières) or other rights entitling their holders, immediately or on a due date, to subscribe or otherwise acquire or receive Shares, including but not limited to stock options (options de souscription ou d’achat d’actions), founders’ warrants (bons de souscription de parts de créateur d’entreprise) and free shares during their acquisition or holding period.

(af)	“Share” means the shares issued by the Company in representation of its capital and outstanding as at the relevant date irrespective of their class or category.

(ag)
“Shareholders Authorization” means the authorization given by the shareholders of the Company in the combined extraordinary and ordinary general meeting held on the December 30, 2012 as increased or amended from time to time by a further general meeting of the shareholders enabling the Board to grant Options.

(ah)	“Share Capital” means the issued and paid up capital of the Company.

(ai)	“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(aj)
“Transfer”: any transaction resulting or which may result at a later date (e.g., the granting of a put or call option) in a transfer of ownership of Securities (propriété, nue-propriété ou usufruit) for any reason whatsoever (including but not limited to sales, gratuities, contributions, partial contributions of assets, mergers, de-mergers or any combination of these methods of transfer of ownership).

(ak)	“U.S. Beneficiary” means a Beneficiary of the Company or a Subsidiary of the Company residing in the United States or otherwise subject to the United States’ laws and regulations.

4.    SHARES SUBJECT TO THE PLAN
Subject to the provisions of Section 10 of the Plan and pursuant to the Shareholder Authorization, the maximum aggregate number of Shares which may be optioned and issued under the Plan is equal to 393.900 Shares, the Plan Pool, with a exercise value of 5,59 Euros decided by the Board on October 1st, 2012 to take into account any operation of investment, split or grouping of shares. The maximum number of Shares to be issued from Plan Pool may not be changed except by a proper amendment voted upon by the Shareholders’ of the Company.

Should the Option expire or become unexercisable for any reason without having been exercised in full, the unsubscribed Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan.

5.	ADMINISTRATION OF THE PLAN
5.1    Procedure
The Plan shall be administered by the Administrator.

5.2    Powers of the Administrator
Subject to the provisions of the Law, the Shareholder Authorization and the Plan, the Administrator shall have the authority, in its discretion:

(i)	to determine the Fair Market Value of the Shares, in accordance with Section 3(o) of the Plan;

(ii)	to determine the Beneficiaries to whom Options may be granted hereunder;

(iii)	to select the Beneficiaries and determine whether and to what extent Options are granted hereunder;

(iv)	to approve or amend forms of agreement for use under the Plan;

(v)
to determine the terms and conditions of any Options granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or the Shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine with the exception of the exercise price; it being specified that the Administrator’s discretion remains subject to the rules and limitations set forth in this Plan and in the Law;

(vi)	to construe and interpret the terms of the Plan and Options granted pursuant to the Plan;

(vii)	to prescribe, amend and rescind rules and regulations relating to the Plan;

(viii)
to modify or amend each Option (subject to the provisions of Section 11.2 of the Plan), including the discretionary authority to extend the post-termination exercise period of Options after the termination of the employment agreement or the end of the term of office, longer than is otherwise provided for in the Plan (but in no event past the date described in Section 7, or any addendum to the Plan);

(ix)	to authorize any person to execute or sign on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Administrator;

(ix)	to determine the terms and restrictions applicable to Options; and

(x)	to make all other determinations deemed necessary or appropriate for administering the Plan.

5.3    Effect of Administrator’s Decision
The Administrator’s decisions, determinations and interpretations shall be final and binding on all Holders.

6.    LIMITATIONS
(a) The Options are governed by Articles L 225-177 and following of the Law. They are not part of the employment agreement or of the office which has allowed the Holder to be granted the Option. Neither do they constitute an element of the Holder’s consideration.

Neither the Plan nor any Option shall confer upon an Holder any right with respect to continuing the Holder’s employment or his term of office with the Company or any Affiliated Company, nor shall they interfere in any way with the Holder’s right or the Company’s or Affiliated Company’s right, as the case may be, to terminate such employment or such term of office at any time, with or without cause.

(b)    Other than as expressly provided hereunder, no member of the supervisory board of the Company or of the board of directors (in the event of change of management formula of the Company) or of an equivalent management body of an Affiliated Company shall be as such eligible to receive an Option under the Plan.

(c)    In the case of U.S. Beneficiaries, each Option shall be designated in the Notice of Grant either as an “Incentive Stock Option” or as a “Non-Statutory Stock Option”. Incentive Stock Options may only be granted to U.S. Holders of the Company or a Subsidiary who meet the definition of “employees” under Section 3401(c) of the Code.

Nevertheless, the aggregate Fair Market Value of the Shares covered by Incentive Stock Options granted under the Plan or any other stock option program of the Company (or any Parent or Subsidiary of the Company) granted to each U.S Beneficiary that become exercisable for the first time in any calendar year shall not exceed U.S. $100,000. To the extent the aggregate Fair Market Value of such Shares exceeds U.S. $100,000, the Options covering those Shares the Fair Market Values of which causes the aggregate Fair Market Value of all such Shares to be in excess of U.S. $100,000, shall be treated as Non-Statutory Options. Incentive Stock Options shall be taken into account in the order in which they were granted, and the aggregate Fair Market Value of the Shares shall be determined as of the Date of Grant.

7.	OPTIONS EXERCISE PRICE, CONSIDERATION, GRANT DATE AND TERM

(a)    The per Share subscription or purchase price for the Shares to be issued or sold pursuant to exercise of an Non-Statutory Stock Option shall not be less than 100% of the Fair Market Value at the time of grant of such Option.

(b)    The per Share subscription or purchase price for the Shares to be issued or sold pursuant to exercise of an Incentive Stock Option shall not be less than 100% of the Fair Market Value at the time of grant of such Incentive Stock Option, or less than 110% of such Fair Market Value in the case of an Incentive Stock Option granted to a 10% Shareholder who is a U.S. Beneficiary.

(c)    The exercise period for Incentive Stock Options granted to U.S. Beneficiaries shall not be later than 10 years after the date on which the Incentive Stock Option is granted and, in the case of an Incentive Stock Option granted to a 10% Shareholder who are a 10% Shareholder who is a U.S. Beneficiary, the exercise period shall not exceed five (5) years following the date of grant and will be so specified in the Notice of Grant. The term of each Option, other than an Incentive Stock Option, shall be stated in the Notice of Grant and shall also not be for a term of more than ten (10) years from the date of grant,..

(d)    No Incentive Stock Option may be exercised unless, at the time of such exercise, the U.S. Beneficiary has had Continuous Status as a Beneficiary since the date of grant of the Incentive Stock Option, except that:
(i)    An Incentive Stock Option may be exercised within the period of three (3) months after the U.S. Beneficiary termination of Continuous Status as a Beneficiary (or within such lesser period as may be specified in the Option Agreement or this Plan).
(ii)    If the U.S. Beneficiary dies while in the employ of the Company or a Related Company, or within three (3) months after the termination of Continuous Status as a Beneficiary, the Incentive Stock Option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of 6 months after the date of death (or within such lesser period as may be specified in the Option Agreement or this Plan).

(iii)    Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option held by a U.S. Beneficiary shall be exercisable for 3 months following the date of such U.S. Beneficiary’s termination of the Continuous Status as a Beneficiary with the Company or any Subsidiary as a result of a Disability; provided, however, that if such Disability qualifies as a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code, the U.S. Beneficiary shall have 6 months following termination of employment to exercise his or her Incentive Stock Option.

(e)    The date of grant with respect to Incentive Stock Options granted to a U.S. Beneficiary shall be the date of authorization and approval by the Board. In the event a potential U.S. Beneficiary is granted an Incentive Stock Option conditioned upon the commencement of employment; in such a case, the Incentive Stock Option shall be deemed granted on the date employment commences for the U.S. Beneficiary, and the date of grant requirements for the US Sub-Plan shall be tested as of the commencement date of employment as required by Regulation 1.421-1(c)(2).

(f)    Upon a U.S. Beneficiaries exercise of an Incentive Stock Option, the Company shall provide to the U.S. Beneficiary the information required pursuant to Section 6039(a)(1) of the Code.

(g)    Form of Consideration
The consideration to be paid for the Shares to be issued or purchased upon exercise of Options, including the method of payment, shall be determined by the Administrator. Such consideration shall consist entirely of an amount in Euro corresponding to the exercise price which shall be paid either by:

(1)	Wire transfer; or

(2)	Check; or

(3)	Any combination of the foregoing methods of payment.

8.    EXERCISE OF OPTIONS

8.1	Procedure for Exercise;
Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives:

•
(i) written notice of exercise (in accordance with the provisions of the Option Agreement) together with a share subscription or purchase form (bulletin de souscription ou d’achat) duly executed by the person entitled to exercise the Option, and

•
(ii) Full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued or sold upon exercise of an Option shall be sold to or issued in the name of the Holder or, if requested by the Holder, in the name of the Holder and his or her spouse.

Where the exercise of an Option would lead the Company to be liable for any payment, whether due to fees, taxes or to charges of any nature whatsoever, in place of the Holder, such Option shall be deemed duly exercised when the full payment for the Shares with respect to which the Option is exercised is executed by the Holder and the Holder provides the Company with either the receipt stating the payment by the Holder of any such fee, tax or charge, as above described that would otherwise be paid by the Company upon exercise of the
Option, in place of the Holder or, the full payment, under the same conditions, of any amount due to the exercise of the Option to be borne by the Company.

Upon exercise of an Option, the Shares issued or sold to the Holder shall be assimilated with all other ordinary Shares of the Company and shall be entitled to dividends for the fiscal year in course during which the Option is exercised.

Granting of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available for purposes of the Plan, by the number of Shares as to which the Option may be exercised.

8.2	Termination of the Holder’s Continuous Status as Beneficiary
Upon termination of an Holder’s Continuous Status as a Beneficiary, other than upon the Holder’s death or Disability, the Holder may exercise his or her Option, but only within such period of time as is specified in the Notice of Grant, and only for the part of the Option that the Holder was entitled to exercise at the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). Unless a longer period is specified in the Notice of Grant, the Option shall remain exercisable for (3) three months following the Holder’s termination of Continuous Status as a Beneficiary. If, at the date of termination, the Holder is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Holder does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

In the event that an Holder’s Continuous Status as a Beneficiary terminates as a result of the Holder’s dismissal for willful misconduct « faute lourde » or serious misconduct “faute grave”, the Option, which would not have been exercised at the notification date of the dismissal, shall terminate, and the Shares covered by such Option shall revert to the Plan.

Section 8.2 of this Plan concerning the termination of the Holder’s Continuous Status as Beneficiary shall not apply to the Incentive Stock Options as herein described.

8.3	Disability of Holder
In the event that an Holder’s Continuous Status as a Beneficiary terminates as a result of the Holder’s Disability, the Holder may exercise his or her Option at any time within six (6) months from the date of such termination, but only to the extent this Option is exercisable at the time of termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). If, at the date of termination, the Holder is not entitled to exercise his or her entire Option, the Shares covered by the unexercised portion of the Option shall revert to the Plan. If, after termination, the Holder does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
Section 8.3 of this Plan concerning the Disability of Holder shall not apply with respect to Incentive Stock Options as herein described.

8.4    Death of Holder
In the event of the death of an Holder during the term of the Option, the Option may be exercised at any time within six (6) months following the date of death, by the Holder’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent this Option is exercisable at the time of death. If, at the time of death, the Holder was not entitled to exercise his or her entire Option, the Shares covered by the unexercised portion of the Option shall immediately revert to the Plan. If, after death, the Holder’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

Section 8.4 of this Plan concerning the death of Holder shall not apply with respect to Incentive Stock Options as herein described.

9.    NON-TRANSFERABILITY OF OPTIONS
An Option may not be sold, pledged, assigned, mortgaged, transferred or disposed of in any manner other than by will or by laws of descent or distribution and may be exercised, during the lifetime of the Holder, only by the Holder except as specifically provided for in the Plan with respect to Incentive Stock Options.

10.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET SALE

10.1	Changes in capitalization
In the event of the carrying out by the Company of any of the financial operations pursuant to Article L 225-181 of the Law as follows:

-	amortization or reduction of the share capital,

-	amendment of the allocation of profits,

-	distribution of free shares,

-	capitalization of reserves, profits, issuance premiums,

-	the issuance of shares or securities giving right to shares to be subscribed for in cash or by set-off of existing indebtedness offered exclusively to the shareholders,

-	stock splits;

-	stock dividends.

The Company shall take the required measures to protect the interest of the Beneficiaries in the conditions set forth in article L. 228-99 of the Law.

10.2    Dissolution or Liquidation
In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised, it will terminate immediately prior to the consummation of such proposed action. The Administrator may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date determined by the Administrator and give each Holder the right to exercise his or her Option as to Shares for which the Option would not otherwise be exercisable.

10.3	Change of control, Merger or Asset Sale
With reference to the Part III of the Option Agreement, “Short Form Shareholder’ Agreement”, in the event of a merger of the Company into another corporation, of the sale of substantially all of the assets of the Company, or of the sale by one or several shareholders of the Company to one or several third parties of a number of Shares resulting in a transfer of control (within the meaning of article L 233-3 of the Law) of the Company to said third partie(s) (an “Operation”), each outstanding Option shall be assumed or an equivalent option or right shall be substituted by the successor corporation or an affiliated company of the successor corporation.

With reference to the Part III of the Option Agreement, “Short Form Shareholder’ Agreement”, in the event that the successor corporation, or an affiliated company of the successor corporation, refuses to assume or substitute for the Option, the Option shall vest and become exercisable in full, should the Administrator decide so. If an Option becomes exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Holder that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option will terminate upon the expiration of such period.

For the purposes of this paragraph, and in connection with Part III of the Option Agreement, “Short Form Shareholder’ Agreement”, the Option shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase, for each Share subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation, or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option for each Share subject to the Option, to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

11.    AMENDMENT AND TERMINATION OF THE PLAN

11.1	Amendment and Termination
The Administrator may at any time amend, alter, suspend or terminate the Plan, it shall obtain the shareholders’ approval of any Plan amendment to the extent necessary (including the requirements of any exchange or quotation system on which Shares may then be listed or quoted). Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

11.2	Effect of amendment or termination
No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Holder, unless mutually agreed otherwise between the Holder and the Administrator, which agreement must be in writing and signed by the Holder and the Company.

12.    LIABILITY OF COMPANY
(a)    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by any counsel to the Company to be necessary to the lawful issuance or sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b)    The Company and its Affiliated Companies may not be held responsible in any way if the Beneficiary for any reason not attributable to the Company or its Affiliated Companies was not able to exercise the Options or acquire the Shares.

13.    SHAREHOLDERS’ APPROVAL
The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months of the date the Plan is adopted by the Board. Such shareholder approval shall be obtained in the manner and to the degree required under the Law.

14.    VESTING

(a)    Option Agreements for Options may provide that such Options are subject to vesting, setting forth dates and amounts of Vested shares as of each date under the Option. All shares under an Option that are not Vested shares are “Unvested” shares. For the purpose of the foregoing, “Vested” shares of an unexercised Option refers to those shares with respect to which the Beneficiary has the right, at such time to exercise the Option and acquire such shares; “Unvested” shares of an unexercised Option refers to the remaining shares subject to such Option.

(b)    In the absence of a provision in the applicable Option Agreement expressly specifying other conditions for vesting, vesting on a specified “vesting date” shall be conditional upon Continuous Status as a Beneficiary through such date.

(c)    Except as otherwise provided in the Option Agreement, an Option may be exercised by the Beneficiary, in whole or in part, with respect to all Vested shares at any time prior to the termination of the Option, upon compliance with the conditions to exercise in Section 7.

15.    EFFECTIVE DATE AND DURATION OF THE PLAN
(a)    The Plan shall become effective when adopted by the Board, provided that, with respect to the grant of incentive stock options, the Plan must also have been approved by the shareholders of the Company within twelve (12) months prior to such adoption by the Board, or be so approved by the shareholders within twelve (12) months following adoption by the Board. Amendments to the Plan not requiring shareholder approval under Applicable U.S. Laws or the terms of the Plan shall become effective when adopted by the Board. Amendments to the Plan requiring shareholder approval shall become effective when adopted by the Board if shareholder approval is obtained within twelve (12) months of adoption by the Board.

(b)    Unless sooner terminated as provided elsewhere in the Plan, the Plan shall terminate upon the close of business on the day next preceding the tenth anniversary of the date of its adoption by the Board. Options outstanding on such date shall continue to have force and effect in accordance with the provisions of the instruments evidencing such Options.

16.    COMPLIANCE WITH SECURITIES LAWS

(a)    Unless in the opinion of counsel to the Company the issuance of securities under the Plan is exempt from the requirements of Rule 701, the Company must:
(i)    Deliver to each U.S. Beneficiary a copy of the Plan and the Option Agreement for each Option; and
(ii)    if the aggregate amount of Shares issued under the Plan (or other compensatory plans of the Company) in any consecutive 12-month period exceeds five million dollars (US $5,000,000) as calculated under Rule 701, the Company shall deliver the following disclosure to each U.S. Beneficiary within a reasonable period of time before the issuance of Shares to such U.S. Beneficiary under the Plan (including a reasonable period of time prior to the date of exercise of any Option):

(A)	A summary of the material terms of the Plan;

(B)	Information about the risks associated with investment in the Shares; and

(C)	Financial statements required to be furnished under Rule 701, which must be as of a date no more than one hundred eighty (180) days before the issuance of Shares.

(b)    The Board may require any person to whom an Option is granted, as a condition of exercising such Option, to give written assurances in substance and form satisfactory to the Board to the effect that such person is acquiring the Shares subject to the Option for such person’s own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws, or with covenants or representations made by the Company in connection with any public offering of its Shares.

(c)    Each Option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such Option upon any securities exchange or under any state or federal law, or that the consent or approval of any governmental or regulatory body, or the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification, or to satisfy such condition.

(d)    Shares in a French company are evidenced as book entries in the Company’s share register. Any record of such grant of share may be noted in a writing provided to the shareholder, but no stock certificates will be issued. Any provided writing issued to a U.S. Beneficiary hereunder shall have affixed thereto a legend substantially in the following form, in addition to any other legends required by applicable state law:

“The shares of stock represented by this document and recorded in Company’s share register have not been registered under the Securities Act of 1933 and may not be transferred, sold or otherwise disposed of in the absence of an effective registration statement with respect to the shares evidenced by this document, filed and made effective under the Securities Act of 1933, or an opinion of counsel satisfactory to the Company to the effect that registration under such Act is not required.”

If applicable, such documents shall also have affixed thereto a legend substantially in the following form:

“The shares of stock represented by this document and recorded in Company’s share register are subject to certain restrictions on transfer contained in the Company’s 2012 Stock Option Plan, a copy of which will be furnished upon request by the issuer.”

(e)    If the Company effects an initial underwritten public offering of Shares registered under the Securities Act of 1933, as amended, shares acquired under the Plan may not be sold, offered for sale or otherwise disposed of, directly or indirectly, without the prior written consent of the managing underwriter(s) of the offering, for such period of time after the execution of an underwriting agreement in connection with such offering that all of the Company’s then directors and executive officers agree to be similarly bound.

17.    TAXES; WITHHOLDING AND NOTICE OF DISQUALIFYING DISPOSITION

(a)    The Company shall have the right to deduct from payments of any kind otherwise due to the U.S. Beneficiary any federal, national, state or local taxes of any kind required by law to be withheld with respect to any shares issued with respect to an Option or the making of a Disqualifying Disposition. The Board in its sole discretion may condition the exercise of an Option on the U.S. Beneficiaries payment of such additional withholding taxes, regardless of whether or not a provision relating thereto is included in the Option Agreement.

(b)    In the event the Company is subject to taxes, registration fees or other similar governmental charges in any jurisdiction based on an Option, including without limitation the issuance or exercise of shares or options or the disposition thereof, the Board in its sole discretion may condition the exercise of an Option on the U.S. Beneficiaries reimbursement of the Company’s liability for such additional charges, regardless of whether or not a provision relating thereto is included in the Option Agreement.

(c)    Each employee who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the employee makes a Disqualifying Disposition of any Shares acquired pursuant to the exercise of an Incentive Stock Option.

18.    LAW, JURISDICTION AND LANGUAGE
This Plan shall be governed by and construed in accordance with the laws of France. The relevant court of the registered office of the company shall be exclusively competent to determine any claim or dispute arising in connection herewith. In the event there is a conflict as between French law and the Code as related to Options, the requirements of the Code shall prevail.

* * * *

NEOLANE
OPTION AGREEMENT
Part I
NOTICE OF STOCK OPTION GRANT

Name / Last name, Address, U.S. (the “Holder”)

You have been granted Options to subscribe Shares of the Company, subject to the terms and conditions of the 2012 Neolane Stock Option Plan (the “Plan”) and this Option Agreement. Options are governed by Articles L 225-177 and following of the French Commercial Code. They are not part of the employment agreement or of the office which has allowed the Holder to be granted the Options. Neither does it constitute an element of the Holder’s consideration. Unless otherwise defined herein, the terms defined in the Plan and the US Sub-Plan shall have the same defined meanings in this Option Agreement.

Date of Grant(1):	XX/XX/XXXX
Vesting Commencement Date(2):	XX/XX/XXXX
Exercise Price per Share:	EUR X.XX
Total Number of Shares Granted:	XXXXXX
Total Exercise Price:	EUR
Term/Expiration Date(3):	XX/XX/2022

Validity of the Options:

The Options will be valid as from the Date of Grant subject to the condition precedent that the Holder executes and returns to the Company the documents referred to under section 1.2. of Part II of the Stock Option Grant Agreement.

Vesting Schedule:

The Options may be exercised by their holder on the basis of the following initial timetable:

- 25% of the Options at the expiry of a period of twelve (12) months as of Vesting Commencement Date,

- then the remaining 75%, per equal fraction at the end of each quarter expired as from the expiry of the initial period of twelve month, and for a period of thirty-six (36) months.

Termination Period:

The Options may be exercised for (3) three months after termination of the Holder’s Continuous Status as a Beneficiary; to the extent the Options are exercisable at the time of termination.

Save as provided in the Plan, in no event shall the Options be exercised later than the Term/Expiration Date as provided above. Should the Options expire or become unexercisable for any reason without having been exercised in full, the unsubscribed Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan.

(1)	date of the management board meeting having allocated the Option

(2)	date chosen by the management board as the date of beginning of the vesting schedule or, if not, date of granting of the Option by the management board

(3)	date of termination of the Option (article 7 of the Plan)

By his signature and the signature of the Company’s representative below, the Holder and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement. The Holder has reviewed the Plan, and this Option Agreement in their entirely, has had the opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Plan and Option Agreement. The Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Option Agreement. The Holder further agrees to notify the Company upon any change in the residence address indicated below.

HOLDER:	NEOLANE

Name Last Name	By:
Address	Title:
State, U.S.

NEOLANE
OPTION AGREEMENT
Part II
OPTION TERMS AND CONDITIONS

1.    Grant of Option.

1.1.    The Administrator of the Company hereby grants to the Holder named in the Notice of Grant attached as Part I of this Agreement (the “Holder”), subject to the condition precedent of the execution by the Holder of the documents referred to under section II. 1.2. below, options to subscribe the number of Shares, as set forth in the Notice of Grant (the “Options”), at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the Plan which are incorporated herein by reference.

In the event of a conflict between the terms and conditions of (i) the Plan and (ii) the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.

1.2.    The Option will be granted as from the Date of Grant subject to the condition precedent that the Holder sign, or have signed, and return to the Company Part I and Part II of the Stock Option Grant Agreement.

2.    Exercise of Option

(a)    Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement. In the event of termination of Holder’s Continuous Status as a Beneficiary, the exercisability of the Option is governed by the applicable provisions of the Plan and Option Agreement.

(b)    Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached hereto (the “Exercise Notice”), comprising a share subscription form (bulletin de souscription) which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be signed by the Holder and shall be delivered in person or by certified mail to the Company or its designated representative or by facsimile message to be immediately confirmed by certified mail to the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercice Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the proof of payment of such aggregate Exercise Price.

Upon exercise of an Option, the Shares issued to the Holder shall be assimilated with all other Shares of the Company and shall be entitled to dividends for the fiscal year in course during which the Option is exercised.

3.    Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Holder:

(1)	wire transfer; or

(2)	check; or

(3)	any combination of the foregoing methods of payment.

Where the exercise of an Option would lead the Company to be liable for any payment, whether due to fees, taxes or to charges of any nature whatsoever, in place of the Holder, such Option shall be deemed duly exercised when (a) the full payment for the Shares with respect to which the Option is exercised is executed by the Holder and (b) the Holder provides the Company with either (i) the receipt stating the payment by the Holder of any such fee, tax or charge, as above described that would otherwise be paid by the Company upon exercise of the Option, in place of the Holder or, (ii) the full payment, under the same conditions, of any amount due to the exercise of the Option to be borne by the Company.

The Company and its Affiliated Companies may not be held responsible in any way if the Beneficiary for any reason not attributable to the Company or its Affiliated Companies was not able to exercise the Option or purchase the Shares.  The payment for the purchase of the shares shall be made by the Holder under his/her own responsibility according to these Terms and Conditions.

4.    Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Holder only by the Holder. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Holder.

5.    Term of Option. Subject as provided in the Plan, this Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

6.    Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and Holder. This agreement is governed by the laws of the Republic of France and all applicable provisions of the Internal Revenue Code of the United States. In the event there is a conflict as between French law and the Code as related to Options, the requirements of the Code shall prevail.

Any dispute arising in connection with this Agreement or as a result or consequence thereof not otherwise settled shall be submitted to the competent Paris courts

HOLDER:	NEOLANE
Name Last Name	By:

Title:
Address,
Address,
State, U.S.

NEOLANE
OPTION AGREEMENT
Part III
SHORT FORM SHAREHOLDER’ AGREEMENT

Between:

«PRENOM» «NOM», domiciled at «ADRESSE» «CP»«VILLE», USA (the “Holder”)
OF THE FIRST PART
And:

The Main Shareholders , each represented by Neolane SA, a French société anonyme having its registered office at 18, rue Roger Simon-Barboux, 94110 Arcueil, registered with the Registry of Trade and Companies of Créteil under number 438 384 406, (hereinafter referred to as “Neolane” or the “Company”), pursuant to a power of attorney granted to the Company by the Main Shareholders.
OF THE SECOND PART

(the Holder and the Main Shareholders being referred to as the “Parties” and individually as a “Party”).

In the presence of:

Neolane, which is entering into this agreement on its own behalf for the purposes of accepting the rights granted to it and acknowledging the obligations imposed on it pursuant to this agreement.

WHEREAS:

The purpose of this short shareholder’ agreement (the “Agreement”) is to set out the rights and obligations of the Parties and the terms and conditions they have agreed to comply with for the duration of this Agreement in pursuing their common objectives through the Company, it being specified that, unless otherwise specified herein, there is no solidarity of interest between the Parties and it being further specified that the Parties are not acting in concert (within the meaning of article L.233-10 of the French commercial code) but are only aiming at preserving the value of their respective shareholding.

All capitalized terms used but not defined in the relevant sections of this Agreement have the meaning ascribed thereto in Schedule 2.

THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:
ARTICLE 1-    Transfer of Securities

Except as set out in Articles 2 and 3 below and for transfers by way of succession in case of death of the Holder, the Holder undertakes not to Transfer, directly or indirectly, nor to grant any guarantee, security, endorsement, mortgage, lien, pledge or other charge with respect to, all or part of his Securities without the prior consent of each of the management board (directoire) and supervisory board (conseil de surveillance) of the Company; provided that, for purposes of this Article 1, the Holder shall notify such contemplated transfer to the Company which, in turn, shall promptly submit it to its management and supervisory boards for consent. The Company shall then notify the Holder of the consent or refusal of each board to the relevant transfer.

The Parties hereby instruct the Company which accepts to refuse to record in its shareholders’ books (comptes d’actionnaires) any Transfer made, or guarantee, security, endorsement, mortgage, lien, pledge or other charge granted, in breach of this Article 1.

ARTICLE 2    Drag-along

2.1.	Option 1

2.1.1
Should one or several Main Shareholders, or any other person(s) (acting alone or in concert within the meaning of article L.233-10 of the French Commercial Code) (the “Offeror”) offer to acquire 100% of the share capital and voting rights of the Company (the “Offer”) and such offer be accepted by shareholders holding at least 75% of the share capital and voting rights of the Company (the “Beneficiary”), the Holder shall, if so requested by the Beneficiary transfer his or her Securities to the Offeror right to dividends attached and free of any pledge or surety interest of any nature whatsoever, except for Securities which cannot be transferred under applicable French law (if any) which are covered in Article 2.2 below.

To this effect, the Holder hereby grants the Beneficiary, with a right to substitute the Offeror as beneficiary, the benefit of this irrevocable promise to sell (“Option 1”).

2.1.2
The Beneficiary shall notify the Company of its decision to call Option 1 when the conditions set forth in Article 2.1.1 above are met and, in turn the Company shall promptly notify it to the Holder. Such notification shall include the terms of the accepted Offer.

2.1.3
If Option is called in accordance with the terms provided for above, the Holder undertakes to transfer its Securities in accordance with the terms and conditions of the Offer, including the Offer price per Share or other Securities subject always to the terms of Article 5 below. For the avoidance of doubt, the Holder acknowledges that the price per Share to be received following the exercise of the drag-along right set out in this Article 2 may be less than the price per Share or other Securities initially offered by the Offeror (as a consequence of and in accordance with Article 5 below).

2.1.4
The Transfer of the Holder’s Securities and the payment of their purchase price will take place no later than sixty (60) days after the date on which Option 1 is called by the Beneficiary or at any other date mutually agreed upon in writing. On the Transfer date:

(a)
The Offeror shall deliver to the Holder, in case of sale (vente), a bank check (or any document evidencing the execution of a wire transfer) for an amount equal to the purchase price of his/her Securities or, in case of a non-cash Transfer, the consideration for such Securities set forth in the Offer (subject to Article 5 below);

(b)
The Holder shall deliver to the Beneficiary a share transfer form (ordre de mouvement) requesting the Company to effect the Transfer of the relevant Securities to the Beneficiary and, to the extent necessary, the corresponding CERFA form n° 2759, duly completed and executed.

2.2.	Option 2

2.2.1
Should a Holder, the conditions defined in Article 2.1.1 above being met, hold Securities that cannot be transferred to the Offeror under applicable French law (including, in particular, the right to receive free shares at a future date, any bons de souscription de parts de créateur d’entreprise or any options de souscription ou d’achat d’actions) (the “Rights”), the Holder shall, if so requested by the Beneficiary or the Offeror (as the case may be), transfer to the Offeror, in accordance with the terms and conditions of the Offer, including the Offer price per Share subject always to Article 5 below, all Shares of the Company which the Holder shall come to hold as a result of the vesting (acquisition définitive, in case of free shares) or exercise of the Rights.

Accordingly, the Holder irrevocably grants to the Beneficiary, which accepts, the benefit of this irrevocable promise to sell the Shares, whether acquired by or issued to the Offeror, as the case may be, upon the vesting or exercise of any Right (the “Option 2”).

2.2.2
The Holder irrevocably undertakes to notify the Beneficiary and the Offeror in writing (a “Notification”) promptly upon acquiring or being issued Shares as a result of the vesting or exercise of any Right, which Notification shall indicate the number of Shares so acquired or issued to the Holder.

2.2.3
The Beneficiary or the Offeror may notify the Holder of its decision to call Option 2 each time one or more Shares are acquired by or issued to the Holder as a result of the vesting or exercise of any Right, no later than 30 days following receipt of the related Notification; provided that the Beneficiary or the Offeror may call Option 2 if the conditions set forth in Article 2.1.1 have previously been met notwithstanding the absence of Notification. In the event of several Beneficiaries, the notice provided by the Beneficiary or the Offeror shall include the allocation of the transferred shares between the Beneficiaries.

2.2.4
The Transfer of the relevant Shares and the payment of their purchase price will take place no later than fifteen (15) days after the date on which Option 2 was called by the Beneficiary or the Offeror or at any other date mutually agreed upon in writing.

2.2.5	The Transfer shall be conditional upon the delivery:

(i)
to the Holder, in case of a sale (vente), of a bank check (or any document evidencing the execution of a wire transfer) in an amount equal to the purchase price of its Shares or, in case of a non-cash Transfer, of the relevant consideration determined as provided above;

(ii)
to the Offeror (as the case may be) of a stock transfer form (ordre de mouvement) duly completed and signed, requesting the Company to effect the Transfer of the relevant Shares to the Offeror and, to the extent necessary, the corresponding CERFA form n° 2759, duly completed and executed.

2.3
In case the Beneficiary has notified the exercise of Option 1 or 2 as set forth above but the Holder has defaulted in the execution of its obligations hereunder, the Beneficiary or the Offeror may deposit the price of the relevant Securities for which Option 1 or 2 has been exercised in escrow with the Company or any person willing to act as escrow. In such case, the mere remittance to the Company of a copy of the exercise notice of the Option 1 or 2, as the case may be, and a copy of the escrow agreement shall be deemed a duly executed transfer order and shall cause the Company, which the Company hereby accepts, to register the corresponding transfer of Available Securities in the shareholders registry (registre des mouvements de titres) and the relevant individual shareholders’ accounts. It is expressly agreed between the Parties that, in compliance with article 6 of the French Civil Code, article 1142 of the French Civil Code shall not apply to this Agreement and the Parties shall be entitled to obtain compulsory execution (exécution forcée) of the undertakings contained in this Agreement, without prejudice to their right to indemnification.

ARTICLE 3    Right to sell
In case of any Transfer by one or more Main Shareholders (the “Transferors”) to a Party or Third Party of a number of Shares causing said Party or Third Party (the “Transferee”) to own, immediately or on a due date, the majority of the capital and voting rights of the Company, the Holder shall have the right to transfer along to the acquirer all or part of his or her shares upon the same terms and conditions agreed among the Transferors and the Transferee subject however: (i) to the allocation of the purchase price which shall be made pursuant to Article 5, and (ii) that the Holder notifies to the Company that it exercise its right to sell under this Article 3 within thirty (30) days from its receipt of a notice of the proposed Transfer under this Article 3 delivered by either the Transferors or the Company, which is of the essence.
ARTICLE 4    Listing on a Stock Exchange

Should the management board or the shareholders’ meeting of the Company approve a resolution for the listing of the Company’s shares, in France or abroad, on a regulated market or stock exchange, the Holder irrevocably undertakes to comply, with respect to the Shares that it/he/she shall still hold, with the conditions for their listing as mutually agreed upon by the Company, the Main Shareholders and the bank in charge of the listing. The listing conditions applicable to the shares of the Company shall be notified to the Holder by the Company.

ARTICLE 5	Priority Right of the Preferred Shareholders in case of liquidation/sale of Assets, sale or merger of the Company

5.1    Principles

Each Party hereby agrees and acknowledges that the provisions in this Article 5 have been negotiated and are meant to protect the legitimate economic interests of the Preferred Shareholders in consideration, in particular, for the price paid for their Preferred Shares. Consequently, each Party undertakes to use its best efforts to ensure that said provisions will be strictly complied with by all Parties and any interested Third Party.

5.2.	Liquidation, Sale or sale of assets of the Company

(a)
In case of a (i) dissolution, liquidation or winding up of the Company (the “Liquidation”) or (ii) a sale (vente) to any Party or Third Party, for any reason, of a number of Shares representing fifty per-cent (50%) or more of the share capital or voting rights of the Company (the “Sale”) (each an “Exit Event”), the net proceeds (the “Net Proceeds”) (if any) of the Exit Event available after repayment of:

(1)
the nominal value of the Shares to each (a) shareholder of the Company in case of Liquidation or (b) Party and Signatory selling its Shares in case of Sale pro rata the number of Shares respectively sold by each of them, and

(2)	in case of Liquidation, all liabilities of the Company and, more generally, after any priority payment imposed by applicable laws and regulations,

shall be allocated among the Parties and Signatories (the “Relevant Parties”) holding Shares at the time of the Liquidation or selling their Shares in the Sale as follows (the relevant Shares being referred to below, in each case, as the “Concerned Shares” below):

I.
In the event that any Concerned Shares are still P, P’ and/or P” Shares not converted into Ordinary Shares as at the date of the Exit Event pursuant to the conversion rights of the Preferred Shares set forth in paragraph (E) of article 9 of the Company’s bylaws:

First, among the Relevant Parties holding or selling, as applicable, Preferred Shares, up to an amount equal, for each such Relevant Party, to his/her/its Preference (as defined below), provided that, in case the amount of the Net Proceeds are not sufficient to pay to each such Relevant Party an amount equal to his/her/its Preference under this paragraph (i), the Net Proceeds shall be allocated among them pro rata to the total amount that each of them should have received under this paragraph (i);
Then, the remaining Net Proceeds, if any, shall be allocated among all Relevant Parties holding or selling, as applicable, Ordinary Shares pro rata to the total number of Concerned Shares respectively held or sold, as applicable, by them.
The “Preference” shall be equal, for each Relevant Party being a Preferred Shareholder, to:

(i)	the sum of all Subscription Prices of all Preferred Shares it held or sold, as applicable,

(ii)	plus the aggregate amount of any declared but unpaid dividends as at the date of the Exit Event due to such Relevant Party for its Preferred Shares held or sold, as applicable, and

(iii)	less the aggregate amount of the nominal value of its Preferred Shares held or sold, as applicable, already repaid under the first paragraph of Article 5.2.(a)(1) above.

II.
In the event that all of the Preferred Shares have been converted into Ordinary Shares, to all Relevant Parties holding or selling, as applicable, Ordinary Shares (including, for the avoidance of doubt, any

Ordinary Shares arising from conversion of any Preferred Shares) pro rata to the total number of Ordinary Shares held or sold, as applicable, by each.

(b)
In case of disposal of substantially all of the assets of the Company (including the exclusive license of material intellectual property rights), the proceeds resulting from such disposal shall be payable to the Parties and Signatories, after repayment to them of the nominal value of their Shares, mutatis mutandis as set forth in case of Liquidation in Article 5.2.(a) above.

(c)
It being expressly agreed by the Parties that in the event the Sale includes an earn-out of any kind payable after closing of the Sale the payment of which is not certain at the time of closing of the Sale, such earn-out shall be allocated pro rata to the number of Concerned Shares respectively sold in the Sale, irrespective of their class or category, on an as-converted-to-Ordinary Shares basis to all Relevant Parties minus, for each Share, any amount already received pursuant to the preferential right set forth in Article 5.2(a) above so the Relevant Parties being Preferred Shareholders shall not receive less than the greater of their respective Subscription Price or the Net Proceeds received by Ordinary Shareholders.

5.3	Merger

In case of a (i) contribution (apport) of fifty per-cent (50%) or more of the share capital of the Company to any Party or Third Party or (ii) merger of the Company (each a “Merger”), the shares newly issued to the Holder, Main Shareholders and Signatories by the corporation benefiting the contribution or the surviving corporation, as the case may be, in exchange for the Shares transferred to it by the same in the Merger, would be allocated among them mutatis mutandis as set forth in case of Sale in Article 5.2 above.

ARTICLE 6	Term and termination of the Agreement

6.1.	The rights and obligations of the Parties with respect to this Agreement shall enter into force starting upon its execution date and shall remain in force for a fifteen (15)-year term.

6.2.
In addition, this Agreement will automatically terminate, as to any specific Party, (i) on the date when such Party shall cease to hold any Share or Security, subject to the provisions of this Agreement having authority to apply after this date and (ii) immediately before the listing (première cotation) of all or part of the shares on any regulated market or stock exchange in Europe or the United States.

6.3.
The Agreement replaces and supersedes any and all agreements previously entered into between some or all of the Parties with respect to the subject matter hereof. As a consequence, each Party hereby irrevocably waives any and all rights which it may have under any and all such previous agreements.

ARTICLE 7	Notices

7.1
All notices and other communications required or authorized hereunder shall be in writing and validly made if either hand delivered against written receipt or sent by registered letter (return receipt requested), e-mail or facsimile (provided that it be confirmed by same day registered letter, return receipt requested or courier on expedited basis for notices sent across international boundaries, in case of an e-mail or facsimile) to the registered office or residence of the Holder or of the Company (if directed to the Company and/or to a Main Shareholder) as set out on the first page hereof; provided that in case the Company receives a notice to the attention of a Main Shareholder, it shall promptly so inform the relevant Main Shareholder.

Any change in address of a Party to the Agreement for purposes hereof shall be notified by the Party concerned to the other Parties as provided above.

7.2	Notices and other communications hand delivered shall be effective as of their date of delivery, as evidenced by the delivery receipt.

7.3	Notices and other communications sent by registered mail, return receipt requested, shall be effective as of their date of first presentation to the addressee.

7.4
Notices and other communications sent by e-mail or facsimile shall be deemed effective as of the date thereof, provided that they be confirmed by same day registered letter, return receipt requested or courier on expedited basis for notices sent across international boundaries.

ARTICLE 8	Applicable law and jurisdiction

This Agreement shall be governed as to its validity, interpretation and performance by the laws of the Republic of France.
Any dispute arising in connection with this Agreement or as a result or consequence thereof not otherwise settled shall be submitted to the competent Paris courts.

ARTICLE 9	Miscellaneous provisions.

9.1	This Agreement shall be assigned by operation of law to, and bind, the Party’s heirs, successors and assigns.

9.2	The Parties agree that the Agreement is representative of the entirety of their agreement with respect to its purpose.

9.3	The Parties agree that the provisions set forth in the preamble and schedules hereof shall form an integral part of the Agreement.

9.4	Any modification to the Agreement can only result from the written approval of each of the Parties.

9.5
In the event that any of the provisions of the Agreement would be declared null and void in any way whatsoever and for any reason whatsoever, the cancellation shall not affect any of the other terms and conditions of the Agreement, and the Parties undertake to use their best efforts to remedy the cause of such nullity so that, except where impossible, the Agreement shall remain in full force and effect without disruption.

9.6
The fact that a Party does not prevail itself with one of the rights that are granted to it by the Agreement shall not be representative of a waiver of such Party to ultimately prevail itself with such right, if the conditions for exercising such right are met on another occasion.

9.7
The Parties undertake to provide, sign and deliver any information and any document and enter into any instruments or take any decisions that could prove necessary for the performance of the Agreement.

Executed in ______________________________

On _________________________________________
In two (2) originals

HOLDER:	NEOLANE

Name Last Name	By:

Title:
Address,
Address,
State, U.S.

EXHIBIT A

NEOLANE
Société Anonyme having a share capital of € 339,728.18
Registered office: Créteil
438 384 406 R.C.S.

2012 STOCK OPTION PLAN
EXERCISE NOTICE
(Share subscription form)

NEOLANE
18 rue Roger-Simon Barboux
94110 Arcueil
France	[______________], [______]

Attention: [___________]

1.    Exercise of Option. Effective as of today, __________________, __, the undersigned (“Holder”) hereby elects to subscribe _______________ (_____) shares (the “Shares”) of the Common Stock of NEOLANE (the “Company”) under and pursuant to the Company’s 2012 Stock Option Plan (the “Plan”) adopted by the board on October 1st, 2012, and the Stock Option Agreement dated ____________, ____ (the “Option Agreement”). The subscription price for the Shares shall be EUR. ________, as required by the Option Agreement.

2.    Delivery of Payment. Holder herewith delivers to the Company the full subscription price for the Shares.

3.    Representations of Holder. The Holder acknowledges that Holder has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4.    Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company) of the Shares, the Holder shall have, as an Holder, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, except those the Holder may have as a shareholder of the Company.

5.    Tax consultation. The Holder understands that Holder may suffer adverse tax consequences as a result of Holder’s subscription or disposition of the Shares. Holder represents that Holder has consulted with any tax consultants Holder deems advisable in connection with the subscription or disposition of the Shares. The Holder is not relying on the Company for any tax advice.

6.    Entire Agreement; Governing Law. The Plan and Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan, and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and Holder. This agreement is governed by the laws of the Republic of France.

*
* *

This Exercise notice is delivered in two originals one of which shall be returned to the Holder.

Submitted by:	Accepted by:
HOLDER(*)	NEOLANE

__________________________	_______________________
Signature	Signature

__________________________	Its:____________________
Print Name

Print Name

(*)	The signature of the Holder must be preceded by the following manuscript mention “accepted for formal and irrevocable subscription of [__________] Shares”.